UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 5, 2006
OPENTV CORP.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-15473	98-0212376

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
275 Sacramento Street
San Francisco, California 94111
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (415) 962-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 5, 2006, OpenTV, Inc., the registrant’s operating subsidiary, executed a separation agreement with Mark Allen, its Executive Vice President and Managing Director of Technology Licensing and Commercial Affairs. Mr. Allen’s employment with the company will terminate upon five days notice; either the company or Mr. Allen may provide that notice, at any time. The agreement provides, among other things, for the continuation of Mr. Allen’s base salary until the first anniversary of his termination date, subject to accelerated payment of any amounts remaining unpaid as of March 15, 2007, and continued vesting of Mr. Allen’s stock options for a period of up to 24 months from termination, with a right to exercise those options, in general, for 90 days after final vesting. Mr. Allen has also agreed to provide consulting services to the company if requested, from time to time, to the extent that he is available.
     Mr. Allen’s separation agreement is included herein as Exhibit 10.32 and is incorporated herein by reference. The foregoing description of the separation agreement is qualified, in its entirety, by reference to the full text thereof.
Item 9.01 Financial Statements And Exhibits.
     (c) Exhibits
          10.32 Separation Agreement, dated April 5, 2006, between OpenTV, Inc. and Mark Allen

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OPENTV CORP.
Date: April 6, 2006	By:	/s/ James A. Chiddix

	Name:	James A. Chiddix
	Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.32	Separation Agreement, dated April 5, 2006, between OpenTV, Inc. and Mark Allen